Exhibit 10.1

LOAN AGREEMENT

THIS AGREEMENT is made as of February 9, 2026,

between

PSYENCE BIOMED II CORP., an Ontario corporation, company number 1 000 582 153 with its offices at 121 Richmond Street West, Penthouse Suite 1300, Toronto, Ontario, Canada, M5H 1K1

(the “Lender”)

- and –

CURIOSUM LTD., an Israeli corporation, company number 515830552, with its offices at 11 Habarzel Street, Tel Aviv, Israel.

(the “Borrower”),

(collectively the “Parties” and individually a “Party”)

1	BACKGROUND

1.1	This Loan Agreement (this “Agreement”) is being entered into by the Borrower and the Lender in connection with a loan to be provided to the Borrower by the Lender in the amount of US$251,110.00.

1.2	It is recorded that the Borrower will, from time to time, hold and own Lender Shares, which it may (at its sole discretion) dispose of from time to time.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties covenant and agree as follows:

2	INTERPRETATION

In this Agreement, the following capitalised terms shall have the following meanings:

2.1	“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in Ontario are authorized or required to close.

2.2	“Effective Date” means the date of the execution of this Agreement.

2.3	“Event of Default” has the meaning given thereto in clause 5.1.

2.4	“Lender Shares” means the publicly traded common shares of the Lender listed on the NASDAQ.

2.5	“Loan” means the loan referred to in clause 3.1.

2.6	“Indebtedness” means all of the Borrower’s indebtedness, liabilities and obligations to the Lender pursuant to or otherwise in connection with the Loan and Agreement, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including without limitation all interest, costs, fees or other amounts which may owing or otherwise incurred by the Lender in connection with the enforcement of its rights hereunder.

2.7	“Maturity Date” means a day which is three months from the Effective Date.

2.8	“Share Sale Proceeds” means all amounts received by the Borrower, from time to time, in consideration for the disposal of Lender Shares.

2.9	“Suspensive Conditions” means the suspensive conditions set out in clause 8.

2.10	“Term” means the term of the Loan being the period from the Effective Date until the earlier of the (i) Maturity Date; (ii) the date on which an Event of Default occurs; and (iii) the date upon which the Indebtedness is settled in full (whichever is earlier).

2.11	“USD$” means United States dollars.

3	LOAN AND INTEREST

3.1	The Lender hereby loans to the Borrower, which loan the Borrower hereby accepts, an amount of US$251,110.00 (the “Loan”).

3.2	The Loan shall bear at a simple interest rate equal to the Royal Bank Prime at Royal Bank of Canada (RBC) plus 1% per annum, computed monthly in arrears on the last day of each month, commencing on the Effective Date until the Indebtedness is repaid in full.

3.3	It is recorded that the Loan has been advanced by the Lender to the Borrower into the attorney’s trust account of WeirFoulds LLP (Weirfoulds Trust USD) on February 6, 2026, in satisfaction of the Lender’s obligation under clause 3.1.

4	REPAYMENT AND PRE-PAYMENT

4.1	The Borrower shall repay the Loan (and any outstanding Indebtedness) by no later than the Maturity Date or the occurrence of an Event of Default, whichever is earlier, subject to the provisions of clause Error! Reference source not found..

4.2	The Borrower shall repay the outstanding Indebtedness, first, from the Share Sale Proceeds. The Borrower must immediately, following receipt of any Share Sale Proceeds, prepay the Loan (and any outstanding Indebtedness) in an amount equal to that receipt. The Borrower will provide a written instruction to the Lender’s transfer agent to notify the Lender of any disposal of Lender Shares held by the Borrower. In the event that the total Share Sale Proceeds, is less than the outstanding Indebtedness on that date, then the parties agree to engage in good faith a Settlement Agreement to settle the outstanding indebtedness.

4.3	At any time following the Effective Date, the Borrower may, without penalty, pre-pay any amount of the Indebtedness with at least 2 (two) Business Days’ prior written notice to the Lender of the Borrower’s intention to pre-pay.

5	DEFAULT

5.1	At the sole discretion of the Lender, upon the occurrence of any of the following events (collectively, the “Events of Default” and each one an “Event of Default”), all of the Indebtedness shall become due and payable:

5.1.1	the Borrower fails to pay any amount owing under this Agreement to the Lender within 2 (two) Business Days following written notice of any such payment default;

5.1.2	the Borrower fails to observe, perform, or is otherwise in breach of any of its respective obligations to the Lender hereunder and has not remedied such default within 2 (two) Business Days following the date of such breach;

5.1.3	the Borrower (or any entity controlling it) becomes bankrupt, insolvent, or is subject of any receivership or enforcement proceeding initiated by any creditors which proceeding is not being vigorously defended or contested in good faith; and/or

5.1.4	if a receiver, receiver and manager, agent, liquidator, or other similar party is appointed in respect of the Borrower’s (or any entity controlling it) property, assets or undertaking, or any material portion thereof.

5.2	So long as any Indebtedness is outstanding, the Borrower shall promptly deliver a notice to the Lender describing any Event of Default of which it has become aware.

6	REPRESENTATIONS AND WARRANTIES

6.1	The Borrower hereby represents and warrants to the Lender, as of the Effective Date, the following:

6.1.1	Organisation. The Borrower is a corporation duly organized, validly existing, and in good standing under laws of Israel, with full power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with all federal, state, local, foreign, and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets, and to carry on its business or proposed business as required except where the failure to have such consents, authorizations, approvals, orders, licenses, certifications and permits could not reasonably be expected to have a material adverse effect on the Borrower’s business or operations.

6.1.2	Authorisations. The Borrower is duly licensed and qualified to do business and be in good standing in every jurisdiction in which the ownership, leasing, licensing or use of property and assets or the conduct of its business makes such qualification necessary except where the failure to have such licenses and qualifications could not reasonably be expected to have a material adverse effect on its businesses or operations.

6.1.3	Capacity. The Borrower has the right, power and authority to enter into and perform its obligations under the Agreement.

6.1.4	Litigation. There is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or threatened against or affecting the Borrower that has had or would reasonably be expected to have a material adverse effect on the Borrower’s business or operations, nor does there exist any basis therefor. The Borrower is not subject to any judgment, order, writ, injunction or decree of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of the Borrower’s officers or directors is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality that has had or would reasonably be expected to have a material adverse effect on the Borrower’s businesses or operations.

6.2	The representations and warranties set out in this clause 6 shall survive the expiry or termination of this Agreement.

7	COVENANTS

During the Term, the Borrower shall:

7.1	promptly report to the Lender any material adverse change in the business and affairs of the Borrowers which would impair the Borrower’s ability to perform under this Agreement as soon as commercially reasonably possible following the occurrence thereof;

7.2	not dispose of any of their material assets, other than in the ordinary course of business.

8	CONDITIONS PRECEDENT

8.1	The rights and obligations of the Parties, save for those set out in this clause 8 and in clauses 1, 2 and 10 are subject to the fulfilment of the Suspensive Conditions that on or before 12 (two) Business Days after the Effective Date:

8.1.1	the board of the Borrower passes all such resolutions as may be required to approve the terms of this Agreement and all other transactions contemplated in therein; and

8.1.2	the board of the Lender passes all such resolutions as may be required to approve the terms of this Agreement and all other transactions contemplated in therein.

8.2	If the Suspensive Conditions are not timeously fulfilled or waived by the abovementioned date, the rights and obligations of the Parties, save for those contained in this clause 8 and in clauses 1, 2 and 10 shall not come into existence and the Parties shall be restored, as nearly as may be possible, to the positions in which they would have been had this Agreement not been entered into. No Party shall have any claim against any other Party arising from the rights and obligations of the Parties not coming into existence, save for such claims as may arise from a breach of the provisions of this clause 8 and in clauses 1, 2 and 10.

9	MAXIMUM RATE OF INTEREST

In no event shall the combination of interest, costs and fees payable under this Agreement exceed 1% less than the effective annual rate of interest which is prohibited under Section 347 of the Criminal Code (Canada) as amended from time to time (the “Maximum Amount”), and if any payment, collection or demand pursuant to this Agreement is determined to exceed the Maximum Amount, then such payment, collection or demand shall be deemed to have been made by mutual mistake of Borrower and Lender and the amount of such payment or collection will be refunded to Borrower, and not to the payment of interest as defined in Section 347 of the Criminal Code (Canada) as amended from time to time. The effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the Term on the basis of monthly compounding of the lawfully permitted rate of interest.

10	MISCELLANEOUS

10.1	Waiver and Amendment. Any provision of this Agreement may be waived, amended or modified only upon the written consent of the Borrower and the Lender.

10.2	Assignment and Restriction on Transfer. The Borrower shall not assign its rights or obligations under this Agreement without the prior written consent of the Lender (which shall not be unreasonably withheld or delayed). The rights and obligations of the Borrower under this Agreement may only be assigned or transferred in compliance with applicable laws, including applicable Canadian and US securities laws.

10.3	Payments and deliveries generally. Whenever any payment or delivery under this Agreement shall be stated to be due for payment or delivery on a day which is not a Business Day then such payment or delivery shall be made on the following Business Day.

10.4	Benefit of the Agreement. This Agreement will inure for the benefit of and be binding upon the heirs, successors-in-title and permitted assigns of the Parties hereto or either of them.

10.5	Governing Law. This Agreement shall be governed by the laws of the Province of Ontario, Canada. Each of the parties submits to the non-exclusive jurisdiction of the courts of the Province of Ontario, Canada.

10.6	Severability. If any of the provisions of this Agreement is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed severable.

10.7	Confidentiality. Each Party to whom confidential information is disclosed (a “Recipient”) will agree that all such confidential information disclosed to it will be kept confidential, provided that the Recipient may disclose the confidential information (i) to its officers, employees, contractors, professional advisors, and other representatives strictly on a need to know basis, (ii) with the prior written consent of the disclosing party, or (iii) if required by law. No announcement with respect to the terms hereof may be made by any Party hereto without the prior approval of the other Parties. The foregoing will not apply to any enforcement of any remedy pursuant to an Event of Default or an announcement by any Party required in order to comply with laws pertaining to timely disclosure (including, without limitation, the Lender press releasing or publicly filing the terms of this Agreement in accordance with its obligations under US securities, listing and regulatory laws), provided that the disclosing party consults with the other party and provides it with a reasonable opportunity to provide comments before making such disclosure.

10.8	Notices. All notices and other communications given to or made upon any Party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing) and mailed via certified or electronic mail, or delivered to the respective parties, as follows:

If to the Lender:

Name: Psyence Biomedical Ltd.

Address: 121 Richmond Street West, Penthouse Suite, 1300, Toronto ON M5H2K1

Email: marc@balkinand.co

Attn: Marc Balkin, Chair of the Special Committee

with a copy to (which copy alone shall not constitute notice):

Rob Eberschlag

WeirFoulds LLP

Address: 4100 – 66 Wellington Street West

PO Box 35, TD Bank Tower

Toronto, ON M5K 1B7

Email: reberschlag@weirfoulds.com

If to the Borrower:

[insert]

or in accordance with any subsequent written direction from the recipient party to the sending party delivered in accordance with this clause 10.8. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon (i) if delivered by hand, the date of delivery if delivered during normal business hours on a Business Day and, if not, then on the next Business Day following delivery; (ii) if by certified mail, the third (3rd) Business Day after the date sent; or (iii) if by email, upon receipt by the sender of an automated message confirming delivery or 5 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the e-mail has not been delivered, but if the delivery or receipt is on a day which is not a Business Day or is after 5:00pm on a Business Day (addressee’s time), it is deemed to be received at 9:00 am on the following Business Day.

10.9	Counterpart Execution. This instrument may be executed in counterparts Portable Document Format (“PDF”) or by DocSign, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument and notwithstanding their date of execution, shall be deemed to bear the date set forth on page 1 hereof. To evidence its execution of an original counterpart of this instrument, a party may send a copy of its original signature on the execution page hereof to the other parties by fax or by electronic mailing in PDF and if so executed and delivered, this instrument shall be for all purposes as effective as if the parties had delivered an executed original agreement. Each Party hereby irrevocably consents to and authorizes each other Party and its solicitors to consolidate the signed pages of each such executed counterpart into a single document, which consolidated document shall be deemed to be a fully executed original copy of this instrument as though all parties had executed the same document.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PSYENCE BIOMED II CORP.

By:	/s/ Marc Balkin
Marc Balkin, Director of Psyence Biomedical Ltd Special Committee
Authorised Signatory

CURIOSUM LTD.

By:	/s/ Carl Linde
Carl Linde, obo of Fiducia Trustees Limited, corporate Director of Curiosum Ltd.
Authorised Signatory